Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699
N             E             W             S             R             E             L             E             A             S             E
AT THE COMPANY:
Kenneth Boerger
VP/Treasurer
(419) 325-2279
FOR IMMEDIATE RELEASE
TUESDAY, JULY 31, 2007
LIBBEY INC. ANNOUNCES SECOND QUARTER RESULTS
Income From Operations Margin of 9.9 Percent is Highest in 3 Years
•	Sales Increase 31.1 Percent

•	Pro Forma Sales (Giving Effect to Crisa Acquisition) Increase 8.3 Percent

•	Income From Operations Increases to $20.5 million From Loss From Operations of $4.1 Million in Prior- Year Quarter

•	Second Quarter Net Income of $4.0 Million

•	EBITDA of $31.9 Million for Quarter

•	Diluted Earnings Per Share of $0.27

•	Guidance for 2007 EBITDA Increased to Range of $103 Million to $109 Million
TOLEDO, OHIO, JULY 31, 2007—Libbey Inc. (NYSE: LBY) announced today that sales increased 31.1 percent to $207.1 million in the second quarter of 2007 from $158.0 million in the prior-year second quarter. Libbey reported net income of $4.0 million, or $0.27 per diluted share, for the second quarter ended June 30, 2007, compared to a net loss of $9.6 million, or $0.68 per diluted share in the prior-year quarter.
Second Quarter Results
For the quarter-ended June 30, 2007, sales increased 31.1 percent to $207.1 million from $158.0 million in the year-ago quarter. North American Glass sales increased 39.9 percent to $147.0 million (see Table 6) from $105.0 million in the year-ago quarter. The increase in sales was attributable to the consolidation of the sales of Crisa, the Company’s former joint venture in Mexico, a 16 percent increase in shipments to export customers outside of North America and a more than 7 percent increase in shipments to foodservice, retail and industrial glassware customers. In addition, North American Other sales increased 6.1 percent, as shipments of Syracuse China products increased 9.6 percent and sales of World Tableware products were up 5 percent. International sales increased 26.0 percent as the result of increased shipments to customers of Royal
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Leerdam and Crisal and the first full quarter of shipments from Libbey China. On a pro forma basis, giving effect to the consolidation of Crisa as if it occurred on January 1, 2006, as detailed in the attached Table 3, sales were up 8.3 percent in total.
The Company reported income from operations of $20.5 million during the quarter, compared to a loss from operations of $4.1 million in the year-ago quarter. Income from operations during the second quarter of 2006 excluding special charges (see Table 1) was $11.0 million (see Table 2). Factors contributing to the increase in income from operations and higher operating margins were the consolidation of Crisa, higher sales and higher production activity. Partially offsetting these improvements were higher distribution expenses and expenses related to the start up of Libbey’s new facility in China.
Earnings before interest and taxes (EBIT) increased to $21.2 million from a loss of $4.1 million in the year-ago quarter. EBIT increased by $23.7 million to $16.6 million for North American Glass as a result of the consolidation of solid results from Crisa and significantly higher sales and increased operating activity in the U. S. operations. In addition, non-recurring special charges of $15.1 million affected the results for the second quarter of 2006 (see Table 1). North American Other, benefiting from higher sales of Syracuse China and World Tableware products and significantly higher production activity at Syracuse China during the quarter ended June 30, 2007, reported EBIT for the second quarter of 2007 of $4.3 million compared to $2.7 million in the year-ago quarter. The International segment reported EBIT of $0.3 million compared to income of $0.4 million in the second quarter of 2006, as improved results at Royal Leerdam and Crisal were offset by start-up costs at Libbey China.
Libbey reported that earnings before interest, taxes, depreciation and amortization (EBITDA) (see Table 4) was $31.9 million in the second quarter of 2007, compared to pro forma EBITDA of $27.2 million in the year-ago quarter (see Table 3).
As a result of Libbey’s refinancing consummated on June 16, 2006, which resulted in higher debt and higher average interest rates, interest expense increased $6.2 million compared to the year-ago period.
The effective tax rate decreased to 16.4 percent for the quarter, compared to 33.0 percent in the year-ago quarter. This decrease was driven by various tax incentives provided to Libbey in 2007. Libbey reported its net income was $4.0 million, or $0.27 per diluted share, compared to a diluted loss per share of $0.68 in the second quarter of 2006.
Six-Month Results
For the six months ended June 30, 2007, sales increased 32.0 percent to $386.6 million from $292.9 million in the year-ago period. North American Glass sales increased 43.2 percent to $271.7 million (see Table 6) from $189.7 million in the year-ago quarter. The increase in sales was attributable to the consolidation of Crisa’s sales, a 23 percent increase in shipments to export customers outside of North America, a more than 13 percent increase in shipments to retail glassware customers and single-digit sales increases to foodservice and industrial glassware customers. In addition, North American
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Other sales increased 4.3 percent, primarily as the result of higher shipments of World Tableware products. International sales increased 26.1 percent as the result of significantly increased shipments to customers of Royal Leerdam and Crisal and the inclusion of shipments from Libbey China in 2007. On a pro forma basis giving effect to the consolidation of Crisa as if it occurred on January 1, 2006, as detailed in the attached Table 3, consolidated net sales increased 5.4 percent in total.
The Company reported income from operations of $30.9 million during the first six months of 2007, compared to a loss from operations of $1.1 million in the year-ago period. Income from operations excluding special charges (see Table 1) during the first six months of 2006 was $14.1 million (see Table 2). Factors contributing to the increase in income from operations and higher operating margins were the consolidation of Crisa, higher sales and higher production activity. Partially offsetting these improvements were higher distribution expenses and expenses related to the start up of Libbey’s new facility in China.
EBIT increased to $33.4 million from $0.4 million in the first six months of 2006. EBIT increased by $34.0 million to $27.5 million in the first six months of 2006 for North American Glass as a result of the consolidation of the results from Crisa, significantly higher sales and increased operating activity in the U. S. operations. North American Other, benefiting from higher sales of World Tableware products and significantly higher production activity at Syracuse China during the first six months of 2007, reported EBIT for the first half of 2007 of $8.1 million compared to $3.1 million in the year-ago quarter. As the result of start-up costs at Libbey China, lower production activity in Portugal and higher natural gas costs in Europe, the International segment reported an EBIT loss of $2.1 million, compared to income of $3.8 million in the first six months of 2006.
Libbey reported that EBITDA, as detailed in Table 4, was $53.3 million in the first six months of 2007 compared to pro forma EBITDA of $49.5 million in the year-ago six-month period, as detailed in Table 3.
As a result of Libbey’s refinancing consummated on June 16, 2006, which resulted in higher debt and higher average interest rates, interest expense increased $18.2 million compared to the first half of 2006.
The effective tax rate decreased to a negative 58 percent for the first six months of 2007, compared to 33.0 percent in the first half of 2006. This decrease was driven by various tax incentives provided to Libbey in 2007. Libbey reported net income of $2.2 million for the first six months of 2007, or $0.15 per diluted share, compared to a diluted loss per share of $0.64 in the first half of 2006.
Working Capital and Liquidity
As of June 30, 2007, working capital, defined as inventories and accounts receivable less accounts payable, increased by $14.5 million from $205.1 million to $219.6 million during the second quarter of 2007, as a result of seasonal working capital needs and working capital requirements of the new Libbey China operations.
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Free cash flow for the first half of 2007, as detailed in the attached Table 5, was a use of $25.1 million as compared to a use of $91.5 million in the first half of 2006. The primary contributors to the lower use of cash compared to the prior year were a $11.6 million reduction in capital expenditures and the absence of any acquisition and related costs in 2007, partially offset by increased working capital.
Libbey reported that it had available capacity of $84.0 million under its Asset Based Loan (ABL) credit facility as of June 30, 2007, compared to availability of $71.7 million at March 31, 2007.
Outlook for 2007
John F. Meier, chairman and chief executive officer, commenting on the quarter said, “We are pleased with the strength of our North American Glass business performance. We experienced healthy increases in foodservice, retail and industrial glassware shipments during the quarter. Sales to European glassware customers were also very strong. Crisa, our Mexican glass tableware operation, continued to contribute as planned during the completion of the consolidation of the facilities in Mexico. We are also pleased with the performance of our International operations. For our total business, we achieved during the quarter the highest income from operations margins and EBITDA margins that we have achieved since the second quarter of 2004.” He added, “In the face of some weakness in select U.S.A. market niches, we expect third quarter sales to continue to be solid and to be in the range of $200 million to $205 million and EBITDA to be between $23 million and $25 million in the third quarter of 2007.”
Mr. Meier added, “As the result of a very strong second quarter, finishing above our EBITDA guidance, and given the strong sales performance, improving margins and our continued expectation for savings from our Crisa operations later in 2007, we are increasing our guidance for 2007 EBITDA to a range of $103 million to $109 million on expected sales of slightly over $800 million.”
Webcast Information
Libbey will hold a conference call for investors on Tuesday, July 31, 2007, at 11 a.m. Eastern Daylight Time. The conference call will be simulcast live on the Internet on both www.libbey.com and http://phx.corporateir.net/phoenix.zhtml?p=irol-eventDetails&c=64169&eventID=1609631. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 30 days after the conclusion of the call.
This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at
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this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 16, 2007. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher indebtedness related to the Crisa acquisition; higher interest rates that increase the Company’s borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. With respect to its expectations regarding the Crisa acquisition, these factors also include the ability to successfully integrate the operations of Crisa and recognize the expected synergies, the ability of Vitro to supply necessary services to Crisa, and our ability to capitalize on the expanded platform that the acquisition of Crisa provides.
Libbey Inc.:
•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;

•	is expanding its international presence with facilities in Mexico, the Netherlands, Portugal, and a facility in China that started production in 2007;

•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and

•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.
Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments
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in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2006, Libbey Inc.’s net sales totaled $689.5 million.
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LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	THREE MONTHS ENDED
	June 30, 2007	June 30, 2006 (2)
Net sales	$207,123	$157,998
Freight billed to customers	549	926

Total revenues	207,672	158,924

Cost of sales (1)	163,483	130,752

Gross profit	44,189	28,172

Selling, general and administrative expenses	23,667	19,696
Special charges (1)	—	12,587

Income (loss) from operations	20,522	(4,111)
Equity earnings — pretax	—	921
Other income (expense)	639	(907)

Earnings (loss) before interest, income taxes and minority interest	21,161	(4,097)

Interest expense (1)	16,429	10,200

Income (loss) before income taxes and minority interest	4,732	(14,297)

Provision (credit) for income taxes	776	(4,720)

Income (loss) before minority interest	3,956	(9,577)

Minority interest	—	8

Net income (loss)	$3,956	$(9,569)

Net income (loss) per share:

Basic	$0.27	$(0.68)

Diluted	$0.27	$(0.68)

Weighted average shares:
Outstanding	14,436	14,124

Diluted	14,672	14,124

(1)	Refer to Table 1 for special charges detail.

(2)	Crisa results for April 1, 2006 through June 15, 2006 are reflected in equity earnings. Crisa results for June 16, 2006 through June 30, 2006 are included in the consolidated statement of operations above.

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	SIX MONTHS ENDED
	June 30, 2007	June 30, 2006 (2)
Net sales	$386,619	$292,864
Freight billed to customers	1,024	1,383

Total revenues	387,643	294,247

Cost of sales (1)	311,039	243,929

Gross profit	76,604	50,318

Selling, general and administrative expenses	45,701	38,782
Special charges (1)	—	12,587

Income (loss) from operations	30,903	(1,051)
Equity earnings — pretax	—	1,986
Other income (expense)	2,484	(511)

Earnings before interest, income taxes and minority interest	33,387	424

Interest expense (1)	31,993	13,809

Income (loss) before income taxes and minority interest	1,394	(13,385)

Credit for income taxes	(808)	(4,419)

Income (loss) before minority interest	2,202	(8,966)

Minority interest	—	(88)

Net income (loss)	$2,202	$(9,054)

Net income (loss) per share:
Basic	$0.15	$(0.64)

Diluted	$0.15	$(0.64)

Weighted average shares:
Outstanding	14,399	14,081

Diluted	14,617	14,081

(1)	Refer to Table 1 for special charges detail.

(2)	Crisa results for April 1, 2006 through June 15, 2006 are reflected in equity earnings. Crisa results for June 16, 2006 through June 30, 2006 are included in the consolidated statement of operations above.

LIBBEY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30, 2007	December 31, 2006	June 30, 2006
	(unaudited)		(unaudited)
ASSETS

Cash	$15,576	$41,766	$26,661
Accounts receivable — net	109,822	100,230	112,195
Inventories — net	175,169	159,123	161,827
Deferred taxes	4,120	4,120	4,239
Other current assets	6,730	15,605	4,807

Total current assets	311,417	320,844	309,729

Other assets	45,434	38,674	50,759

Goodwill and purchased intangibles — net	206,624	206,372	200,624

Property, plant and equipment — net	317,979	312,241	295,153

Total assets	$881,454	$878,131	$856,265

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable	$1,381	$226	$1,546
Accounts payable	65,359	67,493	59,447
Accrued liabilities	75,758	78,946	67,628
Pension liability (current portion)	1,389	1,389	—
Nonpension postretirement benefits (current portion)	3,252	3,252	—
Payable to Vitro	19,704	—	7,184
Other current liabilities	706	1,487	3,508
Long-term debt due within one year	794	794	825

Total current liabilities	168,343	153,587	140,138

Long-term debt	491,142	490,212	462,774
Pension liability	80,105	77,174	73,994
Nonpension postretirement benefits	37,839	38,495	44,533
Payable to Vitro	—	19,673	19,900
Other liabilities	8,952	11,140	6,452

Total liabilities	786,381	790,281	747,791
Minority interest	—	—	129

Total liabilities and minority interest	786,381	790,281	747,920

Common stock, treasury stock, capital in excess of par value and warrants	177,259	174,141	172,016
Retained deficit	(38,799)	(40,282)	(27,723)
Accumulated other comprehensive loss	(43,387)	(46,009)	(35,948)

Total shareholders’ equity	95,073	87,850	108,345

Total liabilities and shareholders’ equity	$881,454	$878,131	$856,265

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	THREE MONTHS ENDED
	June 30, 2007	June 30, 2006
Operating activities
Net income (loss)	$3,956	$(9,569)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	10,710	8,206
Equity earnings — net of tax	—	(546)
Change in accounts receivable	(10,064)	(2,722)
Change in inventories	(7,475)	1,134
Change in accounts payable	1,514	(7,977)
Special charges	18	19,788
Pension & nonpension postretirement	(350)	4,564
Other operating activities	(2,705)	2,699

Net cash (used in) provided by operating activities	(4,396)	15,577

Investing activities
Additions to property, plant and equipment	(12,833)	(12,817)
Business acquisition and related costs — net of cash acquired	—	(77,571)
Proceeds from asset sales and other	(116)	—

Net cash used in investing activities	(12,949)	(90,388)

Financing activities
Net borrowings	4,775	109,378
Debt financing fees	—	(14,356)
Dividends	(360)	(352)
Other	—	195

Net cash provided by financing activities	4,415	94,865

Effect of exchange rate fluctuations on cash	109	105

(Decrease) increase in cash	(12,821)	20,159

Cash at beginning of period	28,397	6,502

Cash at end of period	$15,576	$26,661

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	SIX MONTHS ENDED
	June 30, 2007	June 30, 2006
Operating activities
Net income (loss)	$2,202	$(9,054)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	19,926	16,541
Equity earnings — net of tax	—	(1,378)
Gain on asset sales	(1,575)	—
Change in accounts receivable	(7,660)	4,516
Change in inventories	(15,378)	2,922
Change in accounts payable	(2,755)	(15,312)
Special charges	(781)	18,924
Pension & nonpension postretirement	2,237	6,203
Other operating activities	(649)	(2,987)

Net cash (used in) provided by operating activities	(4,433)	20,375

Investing activities
Additions to property, plant and equipment	(22,626)	(34,256)
Business acquisition and related costs — net of cash acquired	—	(77,571)
Proceeds from asset sales and other	1,953	—

Net cash used in investing activities	(20,673)	(111,827)

Financing activities
Net borrowings	(540)	129,630
Debt financing fees	—	(14,356)
Dividends	(719)	(703)
Other	—	195

Net cash (used in) provided by financing activities	(1,259)	114,766

Effect of exchange rate fluctuations on cash	175	105

(Decrease) increase in cash	(26,190)	23,419

Cash at beginning of period	41,766	3,242

Cash at end of period	$15,576	$26,661

Table 1
Summary of Non - Recurring Special Charges
(Dollars in thousands)

	Three Months ended June 30,		Six Months ended June 30,
	2007	2006	2007	2006
Crisa Restructuring:
Inventory write-down	$—	$2,543	$—	$2,543

Included in Cost of sales	—	2,543	—	2,543

Fixed asset related	$—	$12,587	$—	$12,587

Included in Special charges	—	12,587	—	12,587

Crisa Restructuring	$—	$15,130	$—	$15,130

In June 2006, Libbey announced plans to consolidate Crisa’s two principal manufacturing facilities. Libbey recorded a pretax charge of $15,130 in the second quarter of 2006 as detailed above. No further charges related to the Crisa restructuring have been taken.

Write-off of finance fees:
Write-off of finance fees	—	4,906	—	4,906

Included in Interest expense	$—	$4,906	$—	$4,906

In June 2006, Libbey wrote off unamortized finance fees related to debt refinancing at Libbey and Crisa.

Total Special charges	$—	$20,036	$—	$20,036

Special charges classifications as shown in the Condensed Consolidated Statement of Operations :

Cost of sales	$—	$2,543	$—	$2,543
Special charges	—	12,587	—	12,587
Interest expense	—	4,906	—	4,906

Total special charges	$—	$20,036	$—	$20,036

In accordance with the SEC’s Regulation G, the following tables 2, 3, 4 and 5 provide non-GAAP measures used in the earnings release and the reconciliation to the most closely related Generally Accepted Accounting Principles (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey’s core business and trends. Specifically, adding back the non-recurring charges related to the second quarter of 2006 provides a better comparison of core business performance when comparing to the second quarter of 2007. In addition, it is the basis on which Libbey’s management internally assesses performance. Although Libbey believes that the non-GAAP financial measures presented enhance investors’ understanding of Libbey’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.
Table 2
Reconciliation of Non-GAAP Financial Measures for Special Charges
(Dollars in thousands, except per-share amounts)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Income (loss) from operations	$20,522	$(4,111)	$30,903	$(1,051)
Special charges (excluding write-off of finance fees) — pre-tax	—	15,130	—	15,130

Adjusted income from operations	$20,522	$11,019	$30,903	$14,079

Table 3
Summary Consolidated Pro-forma Results
(Dollars in thousands)
The following table presents the impact of the Crisa acquistion (closed on June 16, 2006) as if it occurred on January 1, 2006.

	Three months ended	Six months ended
	June 30, 2006	June 30, 2006
Libbey
Net sales	$149,418	$284,284
Earnings before interest and tax (EBIT)	10,125	14,646
Less: minority interest (5% for Crisal)	(46)	(142)

EBIT	10,079	14,504
Pro forma adjustments:
Equity earnings	(921)	(1,986)

Libbey pro forma EBIT	9,158	12,518
Depreciation & amortization (adjusted for minority interest)	7,653	15,988

Libbey pro forma earnings before interest tax depreciation and amortization (EBITDA)	$16,811	$28,506

Crisa
Net sales	$48,660	$96,226
Earnings (loss) before interest and tax (EBIT)	(10,854)	(6,311)
Add: special charges	15,130	15,130

Adjusted EBIT	4,276	8,819
Pro forma adjustments:
Pension expense	1,319	2,638
Profit sharing expense	780	1,560
Vitro corporate tax	643	1,286
Rent expense	235	470
Other	(18)	(36)

Total Crisa pro forma adjustments	2,959	5,918

Crisa adjusted pro forma EBIT	7,235	14,737

Depreciation & amortization	3,196	6,250

Crisa adjusted pro forma earnings before interest tax depreciation and amortization (EBITDA)	$10,431	$20,987

Net sales adjustments and eliminations	(6,787)	(13,574)
Libbey consolidated
Pro forma net sales	$191,291	$366,936

Pro forma adjusted EBIT	$16,393	$27,255

Pro forma adjusted EBITDA	$27,242	$49,493

Table 4
Reconciliation of Net Income to Earnings Before Interest,
Taxes, Depreciation and Amortization(EBITDA) and Adjusted
EBITDA
(Dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Reported net income (loss)	$3,956	$(9,569)	$2,202	$(9,054)

Add:
Interest expense	16,429	10,200	31,993	13,809
Provision (credit) for income taxes	776	(4,720)	(808)	(4,419)
Depreciation and amortization ( 2006 adjusted for minority interest)	10,710	8,158	19,926	16,440

EBITDA	$31,871	$4,069	$53,313	$16,776

Add:
Special charges	—	15,130	—	15,130

Adjusted EBITDA	$31,871	$19,199	$53,313	$31,906

Table 5
Reconciliation of Net Cash Provided by Operating Activities to
Free Cash Flow
(Dollars in thousands)

Net cash (used in) provided by operating activities	$(4,396)	$15,577	$(4,433)	$20,375
Less:
Capital expenditures	12,833	12,817	22,626	34,256
Acquisitions and related costs	—	77,571	—	77,571
Plus:
Proceeds from asset sales and other	(116)	—	1,953	—

Free cash flow	$(17,345)	$(74,811)	$(25,106)	$(91,452)

Table 6
Summary Business Segment information
(Dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Net Sales:
North American Glass	$146,963	$105,029	$271,689	$189,664
North American Other	30,490	28,736	57,925	55,560
International	32,236	25,585	62,018	49,181
Eliminations	(2,566)	(1,352)	(5,013)	(1,541)

Consolidated Net Sales	$207,123	$157,998	$386,619	$292,864

Earnings (Loss) Before Interest & Taxes (EBIT):
North American Glass	$16,549	$(7,128)	$27,484	$(6,494)
North American Other	4,281	2,679	8,050	3,141
International	331	352	(2,147)	3,777

Consolidated EBIT	$21,161	$(4,097)	$33,387	$424

Depreciation & Amortization:
North American Glass	$6,441	$4,997	$12,203	$9,786
North American Other	880	855	1,761	1,729
International	3,389	2,354	5,962	5,026

Consolidated Depreciation & Amortization	$10,710	$8,206	$19,926	$16,541

Reconciliation of EBIT to Net Income (Loss):
Segment EBIT	$21,161	$(4,097)	$33,387	$424
Interest Expense	16,429	10,200	31,993	13,809
Income Taxes	776	(4,720)	(808)	(4,419)
Minority Interest	—	8	—	(88)

Net Income (Loss)	$3,956	$(9,569)	$2,202	$(9,054)

Note:
North American Glass—includes sales of glass tableware from subsidiaries throughout the United States, Canada and Mexico.
North American Other—includes sales of ceramic dinnerware, metal tableware, holloware and serveware and plastic items.
International—includes worldwide sales of glass tableware from subsidiaries outside the United States, Canada and Mexico.